Exhibit 99.1

[LOGO OF CATALINA LIGHTING APPEARS HERE]

NEWS RELEASE for August 13, 2004

Contact:	Allen & Caron	Catalina Lighting, Inc.
	Guy Gresham (investors)	Gary Rodney
	guy@allencaron.com	Chief Financial Officer
	(212) 691-8087	(305) 558-4777
or
Brian Kennedy (media)
brian@allencaron.com
(212) 691-8087

CATALINA LIGHTING REPORTS THIRD QUARTER FISCAL 2004 RESULTS

Quarter Highlighted by Expanded Presence with Major U.S. Retailer.

MIAMI (August 13, 2004) … Catalina Lighting, Inc. (Nasdaq: CALA), a leading international designer, manufacturer, and distributor of lighting products for residential and office environments, today announced results for its third quarter ended June 30, 2004. Net sales for the fiscal 2004 third quarter increased $2.1 million to $50.5 million from $48.4 million for the fiscal 2003 third quarter and year to date increased $3.7 million to $158.2 million from $154.5 million for the nine months ended June 30, 2003. Catalina reported a net loss of $1.1 million, or a loss of $0.19 per diluted share, for its fiscal 2004 third quarter, compared to net income of $1.3 million, or $0.22 per diluted share, for its fiscal 2003 third quarter. For the nine months ended June 30, 2004, Catalina reported net income of $144,000, or $0.02 per diluted share, compared to net income of $4.7 million, or $0.82 per diluted share, for the nine months ended June 30, 2003.

Catalina’s CEO, Bob Varakian, said that the successful rollout of a private label program with a major customer, significantly expands Catalina’s retail presence in the customer’s stores. The major customer is a nationwide retailer operating over 1,000 store locations in the United States market. He further commented, “We are fortunate to have this opportunity with such a significant U.S. retailer. Such opportunities are rare and must be capitalized on, in spite of any short-term financial impact resulting from our initial investment. It is also fortunate that we have the talented sales staff to nurture this relationship and the professional operational staff to deliver on such a significant event for the North America segment’s recovery. We expect this relationship will continue to grow and with time, have a positive impact on both sales and profitability.”

In exchange for this expanded relationship, which includes dedicated shelf space in over 800 of their locations, Catalina invested in incentive and support programs for product displays, product buybacks, store reset costs and markdown reimbursements, which totaled approximately $3.0 million. Approximately half the total investment, or $1.5 million, was made in product buybacks and markdown reimbursement support programs. This expenditure was recorded as a period cost in the fiscal 2004 third quarter and correspondingly reduced net sales and gross profit. The remaining $1.5 million was invested in product displays, store resets and other product launch expense programs that correspondingly increased Catalina’s SG&A expenses for the fiscal 2004 third quarter.

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CATALINA LIGHTING REPORTS THIRD QUARTER FISCAL 2004 RESULTS

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Varakian continued, “We also expect this new program to benefit the China Manufacturing and Distribution segment’s factory utilization since most of the production will occur in our China factory. Increasing factory utilization is integral in making our product more competitive.”

About Catalina Lighting, Inc.

Catalina Lighting, Inc. is a leading international designer, manufacturer, and distributor of residential and office lighting products. The Company’s broad product line includes functional and decorative table lamps; ceiling, wall, recessed, vanity and track lighting fixtures; emergency and outdoor lighting; and chandeliers. Its line is distributed under several brand names, including Catalina®, Dana®, Ring®, Illuminada® and Aziano™. The Company also functions as an OEM, selling goods under its customers’ private labels.

This press release includes statements that constitute “forward-looking” statements, including, without limitation, that the Company expects its expanded relationship with a major U.S. retailer will continue to grow and with time, have a positive impact on both sales and profitability and that the Company expects the new program with the major U.S. retailer to also benefit the China Manufacturing and Distribution segment’s factory utilization since most of the production will occur in the Company’s factory in China. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties that may affect the operations, performance, growth and results of the Company’s business include, but are not limited to, the following: general domestic and international economic conditions which may affect consumer spending; the success or failure of the reorganization of the Company’s sales structure; the success or failure of the reorientation of the Company’s brand strategy; reliance on key customers who may delay, cancel or fail to place orders; continued acceptance of the Company’s products in the marketplace; continued strength in sales by the Company’s U.K. business segment; new products and technological changes and delays associated therewith; pressures on product prices and pricing inventories; increases in the costs of labor and raw materials; dependence upon third-party vendors and imports from China, which may limit the Company’s margins or affect the timing of revenue and sales recognition; disruption in local and international travel and shipping regimens, particularly in, to, and from Asia; competitive developments, changes in manufacturing and transportation costs, the availability of capital, the ability to satisfy the terms and covenants of credit and loan agreements, and the impact of increases in borrowing costs, each of which affect the Company’s short-term and long-term liquidity; foreign currency exchange rates; changes in the Company’s effective tax rate; the Company’s ability to improve its operating efficiencies or customer service capabilities; the continued success of the Company’s expense control program and improvements in gross profits; unanticipated or unusual costs or expenses; and other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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CATALINA LIGHTING REPORTS THIRD QUARTER FISCAL 2004 RESULTS

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CATALINA LIGHTING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net sales	$50,467	$48,398	$158,190	$154,510
Cost of sales	40,816	38,167	127,005	121,705

Gross profit	9,651	10,231	31,185	32,805
Selling, general and administrative expenses	10,113	7,816	27,062	23,024

Operating (loss) income	(462)	2,415	4,123	9,781

Other income (expenses)
Interest expense	(1,175)	(874)	(3,132)	(2,946)
Foreign currency gain (loss), net	17	425	(641)	500
Other expenses	(40)	(28)	(129)	(32)

Total other expenses	(1,198)	(477)	(3,902)	(2,478)

(Loss) income before income taxes	(1,660)	1,938	221	7,303
Income tax (benefit) provision	(581)	679	77	2,557

Net (loss) income	$(1,079)	$1,259	$144	$4,746

Earnings (loss) per share
Basic
Earnings (loss) per share	$(0.19)	$0.23	$0.03	$0.85
Weighted average number of shares	5,581	5,559	5,577	5,557

Diluted
Earnings (loss) per share	$(0.19)	$0.22	$0.02	$0.82
Weighted average number of shares	5,581	5,787	5,889	5,791

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